UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2015

Communications Sales & Leasing, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10802 Executive Center Drive Benton Building Suite 300 Little Rock, AR	72211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 748-4491

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Communications Sales & Leasing, Inc. (“CS&L” or the “Company”) and CSL Capital, LLC (the “Co-Issuer” and, together with CS&L, the “Issuers”) announced today that they have priced their previously announced offerings by certain selling securityholders of $400 million aggregate principal amount of 6.00% senior secured notes (the “Secured Notes”) and $1.11 billion aggregate principal amount of 8.25% senior unsecured notes (the “Senior Notes” and, together with the Secured Notes, the “Notes”).

The Notes are being offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The foregoing is qualified by reference to the press release that is attached as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

The Issuers disclosed certain information to prospective investors, including that the Company intends to revise the previously disclosed terms of its long-term exclusive lease agreement (the “Master Lease”) with Windstream Holdings, Inc. (the “Parent”), to be entered into in connection with the proposed pro rata distribution of at least 80.1% of the shares of common stock of the Company to the Parent’s shareholders (the “Spin-Off”), such that the Company will have the right, but not the obligation, upon the Parent’s request, to fund capital expenditures of the Parent in an aggregate amount of up to $250 million for a maximum period of five years. If the Company exercises this option, the lease payments under the Master Lease will be adjusted at a rate of 8.125% of the capital expenditures funded by the Company during the first two years and at a floating rate based on the Company’s cost of capital thereafter. Additionally, if the Company agrees to fund the entire $250 million, the initial term of the Master Lease will be increased from 15 years to 20 years and the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each.

In addition, the Notes and the term loans issued pursuant to the new senior secured credit facilities will be issued with original issue discount (“OID”) for U.S. federal income tax purposes. As a result of the OID on the Notes and the term loans, the cash proceeds to the Company will be reduced by approximately $37 million (reducing its available cash accordingly) and the value of the debt being issued to Windstream Services, LLC (“Windstream Services”), a wholly owned subsidiary of Parent, will be reduced by approximately $17 million, reducing the amount of debt reduction at Windstream Services in its previously announced debt-for-debt Exchange in connection with the Spin-Off.

This Current Report on Form 8-K, including the press release filed as Exhibit 99.1, does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful. These securities will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release announcing the pricing of the offerings, dated April 16, 2015

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNICATIONS SALES & LEASING, INC.

By:	/s/ Kenneth Gunderman
Name:	Kenneth Gunderman
Title:	President & Chief Executive Officer

Date: April 16, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release announcing the pricing of the offerings, dated April 16, 2015